Exhibit 99.1

Parker Drilling Company Announces Closing of Sale of $125 million 9 1/8% Senior Notes due 2018

HOUSTON, April 25, 2012 - Parker Drilling Company (NYSE: PKD) (Company) today announced that it has closed its previously announced sale of $125 million aggregate principal amount of 9 1/8% senior notes due 2018 in a private offering. The notes are unsecured and guaranteed by substantially all of the Company’s direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenue primarily outside the United States. The notes will mature on April 1, 2018.

The Company intends to use the net proceeds from the offering of the notes to fund the Company’s previously announced tender offer for any and all of the $125 million outstanding principal amount of the Company’s 2.125% convertible senior notes due 2012; to pay related fees and expenses; and, to the extent it has remaining proceeds, for general corporate purposes. The consummation of the offering of the notes satisfies the financing condition of the tender offer.

The notes have not been registered under the Securities Act of 1933, as amended (Securities Act), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any notes nor shall there be any sale of notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release does not constitute an offer to purchase any of the Company’s outstanding 2.125% Convertible Senior Notes due 2012.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this news release, including but not limited to those relating to the offering of notes and tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses, successful completion of the tender offer and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.

SOURCE: Parker Drilling Company